                                                                  EXHIBIT (d)(2)

                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                             CITIZENS ADVISERS, INC.
                                       AND
                              McLEAN BUDDEN LIMITED

This Agreement is made as of this 27th day of August, 2004, between Citizens Advisers, Inc., a New Hampshire corporation (the "Adviser"), and McLean Budden Limited, a corporation incorporated under the laws of Canada (the
"Sub-Adviser").

WHEREAS, the Adviser is in the business of providing investment advisory services; and

WHEREAS, the Sub-Adviser is in the business of providing investment advisory services; and

WHEREAS, Citizens Funds (the "Investment Company") is a Massachusetts business trust that is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), currently consisting of multiple series, each having its own investment policy; and

WHEREAS, the Citizens Global Equity Fund (the "Fund") is a series of the Investment Company; and

WHEREAS, pursuant to the Management Agreement between the Investment Company and the Adviser, dated June 1, 1992, amended and restated as of May 10, 2004, and as may be further amended from time to time (the "Management Agreement"), the Adviser is required to perform investment advisory services to the series of the Investment Company including the Fund; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to render investment advisory services to the Investment Company with respect to the Fund, and the Sub-Adviser is willing to render such services;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

1. APPOINTMENT OF SUB-ADVISER. In accordance with and subject to the Management Agreement, the Adviser hereby appoints the Sub-Adviser to act as investment sub-adviser to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. Notwithstanding any provision of this Agreement to the contrary, the Adviser shall retain all rights and ultimate responsibilities to supervise and, in its discretion, conduct investment activities relating to the Fund.

2. ADVISORY DUTIES. The Sub-Adviser shall manage the investment operations and the composition of such portion of the Fund's assets as the Adviser may designate from time to time, including the purchase, retention and disposition thereof, in accordance with the Fund's investment objective and policies as stated in the Investment Company's then-current Registration Statement relating to the Fund. The Sub-Adviser's duties hereunder are subject to the following understandings:

         (a) The Sub-Adviser shall provide supervision of investments, furnish a continuous investment program for the Fund, determine from time to time what investments or securities will be purchased, retained or sold by the Fund, and what portion of the assets will be invested or held uninvested as cash;

         (b) The Sub-Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Declaration of Trust and By-Laws of the Investment Company, as each may be amended from time to time, and the then-current Registration Statement of the Investment Company and with the instructions and directions of the Board of Trustees of the Investment Company or the Adviser, provided, however, the Sub-Adviser shall not be responsible for acting contrary to any of the foregoing that are changed without notice of such change to the Sub-Adviser; and the Sub-Adviser shall conform to and comply with the applicable requirements of the 1940 Act and all other applicable federal or state laws and regulations;

         (c) The Sub-Adviser shall promptly communicate to the officers and Trustees of the Investment Company and the Adviser such information relating to Fund transactions as they may reasonably request. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased, provided that in the reasonable opinion of the Sub-Adviser, all accounts are treated equitably and fairly. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transactions, shall be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Investment Company and to such other clients;

         (d) For the purposes of compliance with the Fund's prospectus language on "social criteria" the Adviser will furnish the Sub-Adviser with an approved list of securities from which the Sub-Adviser will select. The Sub-Adviser may purchase securities which it has suggested for addition to the approved list and for which the Sub-Adviser has prescreened based upon the criteria provided by the Adviser. The Sub-Adviser shall not purchase securities which have been rejected by the Adviser for inclusion on the approved list;

         (e) The Sub-Adviser shall maintain books and records with respect to the Investment Company's securities transactions and shall render to the Investment

Company's Board of Trustees and the Adviser such periodic and special reports as the Board or the Adviser may reasonably request;

         (f) The Sub-Adviser shall provide the Investment Company and the Adviser with a list of all securities transactions as reasonably requested by the Investment Company or the Adviser;

         (g) The investment advisory services of the Sub-Adviser to the Investment Company and the Adviser under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others; and

         (h) Should the Trustees of the Investment Company or the Adviser at any time make a definite determination as to investment policy and notify the Sub-Adviser thereof, the Sub-Adviser shall be bound by such determination for the period, if any, specified in such notice or until notified that such determination has been revoked. Further, the Adviser or the Trustees of the Investment Company may at any time, upon notice to the Sub-Adviser, suspend or restrict the right of the Sub-Adviser to determine what assets shall be purchased, sold or exchanged and what portion, if any, of the assets shall be held uninvested.

3. EXECUTION AND ALLOCATION OF PORTFOLIO BROKERAGE TRANSACTION. The Sub-Adviser, subject to and in accordance with any directions which the Investment Company's Board of Trustees may issue from time to time, shall place, in the name of the Investment Company, on behalf of the Fund, orders for the execution of the securities transactions in which the Fund is authorized to invest. When placing such orders, the primary objective of the Sub-Adviser shall be to obtain the best net price and execution for the Fund but this requirement shall not be deemed to obligate the Sub-Adviser to place any order solely on the basis of obtaining the lowest commission rate if the other standards set forth in this section have been satisfied. The Investment Company recognizes that there are likely to be many cases in which different brokers are equally able to provide such best price and execution and that, in selection among such brokers with respect to particular trades, it is desirable to choose those brokers who furnish "brokerage and research services" (as defined in Section 29(e)(3) of the Securities and Exchange Act of 1934) or statistical quotations and other information to the Investment Company, the Adviser and/or the Sub-Adviser in accordance with the standards set forth below. Moreover, to the extent that it continues to be lawful to do so, the Sub-Adviser may place orders with a broker who charges a commission higher than another broker would have charged for effecting that transaction, provided that the excess commission is reasonable in relation to the value of brokerage and research services provided by that broker. Accordingly, the Investment Company and the Sub-Adviser agree that:

         (a) If the Fund adopts procedures pursuant to Rule 17e-1 of the 1940 Act, affiliated brokers of Adviser or Sub-Adviser, when the Sub-Adviser has determined that the Fund will receive competitive execution, price and commissions and in accordance with such 17e-1 procedures. The Sub-Adviser shall render regular reports to the

Investment Company, not more frequently than quarterly, of how much total brokerage business has been placed with affiliated brokers of Adviser, and the manner in which the allocation has been accomplished.

         (b) Subject to the foregoing, the Sub-Adviser shall possess sole discretion regarding the selection of broker/dealers through which its securities transactions are executed.

4. BOOKS AND RECORDS. The Sub-Adviser shall keep the Fund's books and records required to be maintained by it pursuant to paragraph 2(e) hereof. The Sub-Adviser agrees that all records which it maintains for the Fund are the property of the Investment Company and it shall surrender promptly to the Investment Company any of such records upon the Investment Company's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by Rule 31a-1(f) under the 1940 Act. Nothing herein shall prevent the Sub-Adviser from maintaining its own records as required by law, which may be a duplication of the Investment Company's records.

5. REPORTS TO SUB-ADVISER. The Investment Company agrees to furnish the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer in any way to the Sub-Adviser. The Investment Company shall furnish or otherwise make available to the Sub-Adviser such other information relating to the business affairs of the Investment Company as the Sub-Adviser at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

6. PROXIES. Unless otherwise directed by the Board of Trustees of the Investment Company or the Adviser, the Sub-Adviser shall not exercise any right to vote, appurtenant to any securities or other property held in the Fund's investment portfolio, but shall have the authority to oppose or to consent to the reorganization, consolidation, merger, or readjustment of the finances of any corporation, company or association, or to the sale, mortgage, pledge or lease of the property of any corporation, company or association any of the securities of which are held in the Fund's investment portfolio and to do any act which may be necessary or advisable in connection therewith provided that the Sub-Adviser is advised of the corporate action by the Custodian.

7. EXPENSES. During the term of this Agreement, the Sub-Adviser shall pay all of its own expenses incurred by it in connection with its activities under this Agreement and the Adviser and/or Fund, as they may agree from time to time, shall bear all expenses that are incurred in their operations not specifically assumed by the Sub-Adviser.

Expenses borne by the Fund will include but not be limited to the following (or the Fund's proportionate share of the following): (a) brokerage commissions relating to securities purchased or sold by the Fund or any losses incurred in connection therewith;

(b) fees payable to and expenses incurred on behalf of the Fund by the Investment Company's administrator; (c) expenses of organizing the Investment Company and the Fund; (d) filing fees and expenses relating to the registration and qualification of the Fund's shares and the Investment Company under federal or state securities laws and maintaining such registrations and qualifications;
(e) fees and salaries payable to the Investment Company's Trustees and officers who are not officers or employees of the Investment Company's administrator, any investment adviser or underwriter of the Investment Company; (f) taxes (including any income or franchise taxes) and governmental fees; (g) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (h) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Investment Company or the Fund for violation of any law; (i) legal, accounting and auditing expenses, including legal fees of any special counsel for the independent Trustees; (j) charges of custodians, transfer agents and other agents; (k) costs of preparing share certificates (if any); (l) expenses of setting in type and printing Prospectuses and Statements of Additional Information and supplements thereto for existing shareholders, reports and statements to shareholders and proxy material; (m) any extraordinary expenses (including fees and disbursements of counsel) incurred by the Investment Company or the Fund; and (n) fees and other expenses incurred in connection with membership in investment company organizations.

8. COMPENSATION OF THE SUB-ADVISER. For the services to be rendered by the Sub-Adviser as provided in this Agreement the Adviser shall pay to the Sub-Adviser such compensation as designated in Exhibit A to this Agreement. The Investment Company and the Fund shall not be liable to the Sub-Adviser for the compensation of the Sub-Adviser, should the Adviser fail to meet its financial obligations owed to the Sub-Adviser. If the Sub-Adviser serves for less than the whole period of this Agreement, the Sub-Adviser's compensation shall be pro rated in accordance with the time served under the Agreement.

9. LIMITATION OF SUB-ADVISER'S LIABILITY. In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Sub-Adviser of its obligations and duties hereunder, or (c) a loss resulting from a beach of fiduciary duty with respect to the receipt of compensation for services (in which case, any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Sub-Adviser shall not be subject to any liability whatsoever to the Adviser or the Investment Company, or to any shareholder of the Investment Company, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Investment Company. The parties agree that any stated limitations on liability shall not relieve the Sub-Adviser from any responsibility or liability under state or federal statutes. The Fund may enforce any obligations of the Sub-Adviser under this Agreement, and may recover directly from the Sub-Adviser for any liability it may have to the Fund.

10.  DURATION AND TERMINATION.

         (a) This Agreement shall become effective on the date of its execution and shall govern the relations between the parties hereto thereafter, and shall remain in force until one year after initial approval by the Board of Trustees of the Fund. This Agreement shall continue in effect with respect to the Fund for successive annual periods after its effectiveness so long as such continuance is specifically approved at least annually (i) by the vote of a majority of the Board of Trustees of the Fund who are not interested persons of the Fund, or of the Adviser, or of the Sub-Adviser at a meeting specifically called for the purpose of voting on such approval, and (ii) by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and all rules, regulations and orders thereunder. Should the Agreement not be approved for continuance, the Adviser shall provide the Sub-Adviser with prompt notice.

         (b) This Agreement may be terminated at any time without the payment of any penalty by the Trustees of the Investment Company, by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser, on not more than sixty (60) days nor less than thirty (30) days written notice to the Sub-Adviser. This Agreement may be terminated by the Sub-Adviser on not less than ninety (90) days notice to the Trustees of the Investment Company and the Adviser. This Agreement shall automatically terminate in the event of its assignment.

         (c) This Agreement may be amended by the Adviser and the Sub-Adviser only if such amendment is approved by the vote of a majority of the outstanding voting securities of the Fund (except for any such amendment as may be effected in the absence of such approval without violating the 1940 Act).

         (d) The terms "specifically approved at least annually," "vote of a majority of the outstanding voting securities," "assignment," "affiliated persons" and "interested persons," when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act.

11. CHOICE OF LAW. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and any applicable federal law.

12.  REPRESENTATIONS OF THE ADVISER.  The Adviser represents and warrants that:

         (a)  it has received a copy of Part II of the Sub-Adviser's Form ADV;

         (b) it has full corporate power and authority to enter into this Agreement and to carry out its terms; and

         (c) in the event that the Adviser, Sub-Adviser and Trustees of the Investment Company agree to the use of futures in the Fund, the Adviser agrees that at that time the Fund will be either (i) excluded from the definition of the term "pool" under Section 4.5 of the General Regulations under the Commodity Exchange Act ("Rule 4.5"), or (ii) a qualifying entity under Rule 4.5(b) for which a notice of eligibility has been filed.

13. COVENANTS OF THE SUBADVISER. The Sub-Adviser agrees that it (i) will not deal with itself or any of its affiliates, or with the Trustees of the Investment Company or the Investment Company's principal underwriter, if any, as principal, broker or dealer in making purchases or sales of securities or other property for the account of the Investment Company except as permitted by the 1940 Act and all rules, regulations and orders thereunder, (ii) will comply with all other provisions of the Investment Company's Declaration of Trust and By-Laws then in effect and the Fund's current prospectus relative to the Sub-Adviser, its directors, officers, employees and affiliates, and (iii) will comply with all other laws, rules, regulations and orders applicable to the activities contemplated herein.

14. LIMITATION OF LIABILITY. It is expressly acknowledged and agreed that the obligations of the Investment Company hereunder shall not be binding upon any of the Shareholders, Trustees, officers, employees or agents of the Investment Company, personally, but shall bind only the trust property of the Investment Company allocated to the Fund, as provided in its Declaration of Trust dated as of July 3, 2001, as amended from time to time (the "Declaration"). The execution and delivery of this Agreement have been authorized by the Trustees of the Investment Company and signed by an officer of the Investment Company, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Investment Company allocated to the Fund as provided in its Declaration.

IN WITNESS WHEREOF, the due execution hereof as of the date first above written.


Attest:                                     CITIZENS ADVISERS, INC.


 By:/s/ Marcia S. Kovalik                   By: /s/ Sean P. Driscoll

                                            Name:    Sean P. Driscoll
                                            Title:   Senior Vice President

Attest:                                     MCLEAN BUDDEN LIMITED


 By: /s/ Scott Mahaffey                     By:      /s/ Mary B. Hallward

                                            Name:    Mary B. Hallward

                                            Title:   EVP: Managing Director

Acknowledged as of the date first set forth above.

CITIZENS FUNDS
On behalf of the Citizens Global Equity Fund

By:      /s/ Sophia Collier

Name:    Sophia Collier
Title:   President

EXHIBIT A
---------

As consideration for the Sub-Adviser's services to the Fund, the Sub-Adviser shall receive from the Adviser an annual advisory fee, accrued daily and payable monthly within 10 days of each month, of the following annual percentages of the Fund's average daily net assets during the month:

Citizens Global Equity Fund       0.33% on the first $50 million of net assets managed; plus
                                  0.30% on the next $50 million of net assets managed
                                  0.25% on net assets managed over $100 million

We mutually agree that this schedule be appended to, and form part of the Investment Sub-Advisory Agreement and that this Exhibit A supersedes any previous Exhibit A or agreement between us.